Exhibit 17(f)

P R O S P E C T U S
MAY 1, 2003

(AYCO GROWTH FUND LOGO)

AYCO
GROWTH
FUND

P R O S P E C T U S	MAY 1, 2003

(AYCO GROWTH FUND LOGO)

AYCO GROWTH FUND
A series of the
AYCO SERIES TRUST

The AYCO GROWTH FUND seeks long-term growth of capital.

THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) HAS NOT APPROVED OR DISAPPROVED THE SECURITIES BEING OFFERED BY THIS PROSPECTUS NOR HAS IT DETERMINED WHETHER THIS PROSPECTUS IS ACCURATE AND COMPLETE. IT IS UNLAWFUL FOR ANYONE TO MAKE ANY REPRESENTATION TO THE CONTRARY.

THE FUND’S SHARES ARE CURRENTLY SOLD TO INSURANCE COMPANY SEPARATE ACCOUNTS IN CONNECTION WITH VARIABLE ANNUITY CONTRACTS OR VARIABLE LIFE INSURANCE POLICIES (“CONTRACT” OR COLLECTIVELY, “CONTRACTS”) ISSUED BY THOSE INSURANCE COMPANIES. THIS PROSPECTUS IS DESIGNED TO HELP YOU MAKE AN INFORMED DECISION ABOUT ONE OF THE FUNDS THAT IS AVAILABLE UNDER YOUR CONTRACT. YOU WILL FIND INFORMATION ABOUT YOUR CONTRACT AND HOW IT WORKS IN THE ACCOMPANYING VARIABLE LIFE INSURANCE OR VARIABLE ANNUITY PROSPECTUS.

INVESTMENT MANAGER

THE AYCO COMPANY, L.P.
One Wall Street
Albany, New York 12205

1-800-235-3412

TABLE OF CONTENTS

THE FUND
Investment Objective	1
Principal Investment Strategies	1
Principal Risks Of Investing In The Fund	1
Performance Information	2
FEES AND EXPENSES OF THE FUND	3
MANAGEMENT OF THE FUND
The Investment Manager	3
The Distributor	4
OTHER IMPORTANT INVESTMENT INFORMATION
Purchase And Redemption Price	5
How Assets Are Valued	6
DIVIDENDS, DISTRIBUTIONS, AND TAXES	6
FINANCIAL HIGHLIGHTS	8
ADDITIONAL INFORMATION	Back Cover

THE FUND

INVESTMENT OBJECTIVE

     The Ayco Growth Fund (“Fund”) seeks long-term growth of capital. This objective is non-fundamental and may be changed without shareholder approval.

PRINCIPAL INVESTMENT STRATEGIES

     In seeking to achieve its objective, the Fund normally invests at least 80% of net assets in common stocks of large capitalization companies that The Ayco Company, L.P. (“Ayco” or “Manager”), the Fund’s investment manager, believes will provide superior long-term investment results. For these purposes, large capitalization companies are those with market capitalizations of $5 billion or more at the time of the Fund’s investment.

     The Manager uses an investment approach that combines a fundamental analysis of individual companies with a top-down economic and market sector analysis. In selecting investments for the Fund, the Manager first reviews economic trends in order to identify economic sectors and companies that are expected to be positively affected by those trends. The Manager then seeks to identify securities of dominant companies with global franchises that have the following characteristics:

•	Earnings growth rates generally greater than that of the companies within the Standard & Poor’s 500 Composite Stock Price Index (“S&P 500”);

•	strong balance sheets;

•	strong company fundamentals;

•	free cash-flow generation; and

•	experienced management.

     The Manager may adjust the sector weightings of the Fund as it deems appropriate.

     The Manager expects to be fully invested, with minimal cash holdings. Normally, the Fund expects to hold common stocks of between 40 and 70 companies. Up to 15% of its total assets may be invested in securities of foreign companies.

     The Manager may sell a portfolio holding for one or more of the following reasons:

•	the issuer’s long-term relative earnings potential has declined or it is considered to be overvalued;

•	the issuer has not met the Manager’s earnings and/or growth expectations;

•	the issuer’s characteristics have changed;

•	political, economic, or other events no longer match the Manager’s original expectations when it decided to purchase the security; or

•	the security has reached the Manager’s price objective.

PRINCIPAL RISKS OF INVESTING
IN THE FUND

     The Fund is designed for investors seeking capital appreciation over the long term. There can be no assurance that the Fund will be successful in meeting its objective.

     The Fund invests mainly in equity securities of domestic and foreign companies and, therefore, has exposure to the risks of such securities. A principal risk of an investment in the Fund is that you may lose money on your investment. Other principal risks include:

COMMON STOCKS

     Investments in common stocks are particularly subject to the risk of changing economic, stock market, industry, and company conditions that can adversely affect the value of the Fund’s portfolio holdings.

FOCUSED PORTFOLIO RISK

     While the Fund is considered to be diversified for purposes of both the Investment Company Act of 1940, as amended (“1940 Act”), and the Internal Revenue Code of 1986 (“Internal Revenue Code”), the Fund expects to invest in the securities of a relatively limited number of companies (i.e., between 40 and 70 companies). Consequently, the Fund may be subject to more risk than other funds because changes in the value of a single security may have a more significant effect, either positive or negative, on the Fund’s net asset value.

SECTOR RISK

     Market or economic factors affecting certain companies or industries in a particular industry sector could have a major effect on the value of the Fund’s investments. For example, many technology stocks tend to be more volatile than the overall market.

FOREIGN SECURITIES RISK

     To the extent the Fund invests in foreign securities, the Fund is subject to risks arising out of its investments in foreign securities. The Fund’s investments in foreign securities involve risks not associated with investing in U.S. securities, which can adversely affect the Fund’s performance. Foreign markets, particularly emerging markets, may be less liquid, more volatile, and subject to less government supervision than domestic markets. There may be difficulties enforcing contractual obligations, and it may take more time for trades to clear and settle. In addition, the value of foreign investments can be adversely affected by: unfavorable currency exchange rates (relative to the U.S. dollar for securities denominated in foreign currencies); inadequate or inaccurate information about foreign companies; higher transaction, brokerage and custody costs; expropriation or nationalization; adverse changes in foreign economic and tax policies; and foreign government instability, war or other adverse political or economic actions.

PERFORMANCE INFORMATION

     The bar chart table below illustrates the variability of the Fund’s performance. The bar chart provides some indication of the risks of investing in the Fund by showing changes in the performance of the Fund from year to year. The table provides some indication of the risks of investing in the Fund by comparing the Fund’s performance to that of a broad measure of market performance-the S&P 500. Both bar chart and table assume reinvestment of dividends and distributions.

     Past performance is not an indication of future performance. The performance results presented below do not reflect any insurance or Contract-related fees and expenses, which would reduce the performance results. The inception date for the Fund is December 1, 2000.

CALENDAR YEAR
ANNUAL TOTAL RETURN

2002-29.30%
2001-2.26%

BEST QUARTER:	7.96% (quarter ending 12/31/01)
WORST QUARTER:	-19.31% (quarter ending 09/30/02)

AVERAGE ANNUAL TOTAL RETURNS
FOR THE PERIODS ENDED 12/31/2002

		SINCE INCEPTION
	1 YEAR	(12/1/2000)

Ayco Growth Fund	-29.30%	-17.34%
S&P 500*	-22.10%	-16.35%

*	The S&P 500 is an unmanaged weighted index containing common stocks of 500 industrial, transportation, utility and financial companies, regarded as generally representative of the larger capitalization portion of the United States stock market. The S&P 500 returns reflect the reinvestment of dividends, if any, but do not reflect fees, brokerage commissions or other expenses of investing.

FEES AND EXPENSES OF THE FUNDS

     The following table illustrates the fees and expenses that you may pay if you buy and hold shares of the Fund.

SHAREHOLDER FEES
(fees paid directly from your investment)	None
ANNUAL FUND OPERATING EXPENSES
(expenses that are deducted from Fund assets)
Management Fees	0.80%
Distribution and Service (12b-1) Fees	None
Other Expenses	2.87%

Total Annual Fund Operating Expenses	3.67%
Less Expense Waiver/Reimbursement	-2.67%

Net Annual Fund Operating Expenses	1.00%

EXAMPLE

     This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

     This example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year, that you reinvest all dividends and distributions, and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

ONE YEAR	THREE YEARS	FIVE YEARS	TEN YEARS

$102	$876	$1,670	$3,750

     The example does not reflect any insurance or Contract-related fees and expenses. If those fees and expenses were reflected, the Example would show higher costs.

MANAGEMENT OF THE FUND

THE INVESTMENT MANAGER

     Ayco, One Wall Street, Albany, New York 12205, serves as the Fund’s Manager through its Ayco Asset Management division. Ayco is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended. The Manager has been providing investment advice since 1971. The Manager does not currently serve as an investment manager to any other registered investment company. However, executives and members of the investment advisory staff of the Manager have extensive experience in other capacities in managing investments for various clients, including trusts, corporations, foundations, charitable organizations, retirement plans, and individuals, and as of March 31, 2002, had approximately $3.6 billion in assets under management.

     Investment ideas and sector weight recommendations for the Fund are discussed by Ayco Asset Management’s investment committee. The investment committee performs research and analysis in order to identify potential investments for the Fund. Peter H. Heerwagen is a leading member of Ayco Asset Management investment committee and has the authority to veto individual purchase and sale determinations made by the Manager’s investment committee. Mr. Heerwagen is responsible for the day-to-day oversight and management of the Manager. Mr. Heerwagen has served as Ayco Asset Management’s Chief Investment Officer since 1986. Stephen H. Orr serves as chairman of Ayco Asset Management’s investment committee and, like Mr. Heerwagen, has the ability to veto individual purchase and sale determinations made by the Manager’s investment committee. With respect to the Fund, Mr. Orr is responsible for the day-to-day management of the Fund’s portfolio holdings and investments. Mr. Orr has served as Ayco Asset Management’s Director of Portfolio Management since 1995.

THE MANAGER’S COMPENSATION

     For its services, the Manager is entitled to a fee, which is calculated daily and paid monthly, at an annual rate of 0.80% of the Fund’s average daily net assets.

EXPENSE LIMITATION AGREEMENT

     In the interest of limiting expenses of the Fund, the Manager has entered into an expense limitation agreement with the Trust (“Expense Limitation Agreement”), pursuant to which the Manager has agreed to waive or limit its fees and to assume other expenses so that the total annual operating expenses of the Fund (other than interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, distribution related expenses (if any), and other extraordinary expenses not incurred in the ordinary course of the Fund’s business) are limited to 1.00% of the average daily net assets of the Fund until December 31, 2003. The Expense Limitation Agreement shall continue from year to year provided such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to the Expense Limitation Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of the Expense Limitation Agreement.

     The Fund may at a later date reimburse the Manager for the fees waived or limited and other expenses assumed and paid by the Manager pursuant to the Expense Limitation Agreement during any of the previous three fiscal years, provided that the Fund has reached a sufficient asset size to permit such reimbursement to be made without causing the total annual expense ratio of the Fund to exceed the percentage limits stated above. Consequently, no reimbursement by the Fund will be made unless (i) the Fund’s total annual expense ratio is less than the percentage stated above; and (ii) the payment of such reimbursement has been approved by the Trust’s Board of Trustees on a quarterly basis.

BROKERAGE PRACTICES

     In selecting brokers and dealers to execute portfolio transactions, the Manager may consider research and brokerage services furnished to the Manager. Subject to seeking the most favorable net price and execution available, the Manager may also consider sales of shares of the Fund as a factor in the selection of brokers and dealers.

THE DISTRIBUTOR

     Mercer Allied Company, L.P. (“Distributor”), an affiliate of the Manager, serves as the distributor of the Fund’s shares. The Distributor may sell Fund shares to or through qualified securities dealers or others. The Distributor receives no compensation from the Fund with respect to the sales of shares.

DISTRIBUTION OF THE FUND

     The Fund is available only to persons who own Contracts issued by a life insurance company. The Trust has obtained exemptive relief from the SEC to permit Fund shares to be offered and sold to variable annuity and variable life separate accounts of various insurance companies, which may not be affiliated with one another, as well as to qualified plans. The Fund and/or the Manager may make payments to life insurance companies issuing Contracts to compensate them for various sub-administrative services provided to the Fund and Contract owners.

     The Fund does not currently foresee any disadvantage to Contract owners arising from offering the Fund’s shares to separate accounts funding variable annuity contracts and separate accounts funding variable life insurance policies or to separate accounts of insurance companies that are unaffiliated with one another. However, it is theoretically possible that the interests of owners of various Contracts participating in the Fund through separate accounts funding those Contracts might at some time be in conflict. In the case of a material irreconcilable conflict, one or more separate accounts might withdraw their investments in the Fund, which might force the Fund to sell portfolio securities at disadvantageous prices.

ANTICIPATED ACQUISITION OF AYCO COMPANY L.P. AND MERCER ALLIED COMPANY, L.P. BY GOLDMAN SACHS GROUP, INC.

     On April 14, 2003, Ayco, the Distributor and Goldman Sachs Group Inc. (“GSG”) reached an agreement under which GSG will acquire Ayco and the Distributor, and Ayco and the Distributor will each become a direct or indirect wholly owned subsidiary of GSG (the “Transaction”). The closing of the Transaction is expected to occur on or about June 30, 2003. GSG is a global investment banking, securities, and investment management firm that provides a wide range of services worldwide to clients that include corporations, financial institutions, governments and high net worth individuals. GSG is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world. Completion of the acquisition is contingent upon, among other things, regulatory and other necessary approvals and satisfaction of customary closing conditions.

     Ayco does not currently anticipate that there will be any changes in the investment personnel primarily responsible for management of the Fund as a result of the Transaction. However, consummation of the Transaction will result in a change of control of Ayco and the Distributor and will thus constitute an “assignment,” as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”), of the Fund’s investment advisory agreement with Ayco (“Advisory Agreement”) and the Fund’s principal underwriting agreement with the Distributor (“Distribution Agreement”). As a result, the Advisory Agreement and Distribution Agreement automatically will terminate upon their assignment.

     In anticipation of the Transaction and assignment of the current Advisory Agreement, it is expected that the Board of Trustees will approve an interim investment advisory agreement (“Interim Agreement”) that is identical in all materials respects to the Fund’s current Advisory Agreement and that would take effect after the termination of the current Advisory Agreement. In order to be in compliance with the 1940 Act, such Interim

Agreement must be approved by shareholders no later than 150 days after the termination of the current Advisory Agreement.

     It is expected that other actions and approvals by the Board of Trustees will be necessary in order for the Fund to remain in operation following the Transaction. The Board will take all such further actions as it deems to be necessary, appropriate and in the best interests of the Fund and its shareholders.

OTHER IMPORTANT INVESTMENT INFORMATION

PURCHASE AND REDEMPTION PRICE

     The price at which a purchase or redemption is effected is based on the next calculation of net asset value after an order for purchase or redemption is received by the Fund.

     Net asset value per share is calculated for purchases and redemption of shares of the Fund by dividing the value of the Fund’s total assets, less liabilities (including Fund expenses, which are accrued daily), by the total number of outstanding shares of the Fund. The net asset value per share of the Fund is determined each business day at 4:00 p.m. Eastern time. Net asset value per share is not calculated on days on which the New York Stock Exchange (“NYSE”) is closed for trading.

     Because the Fund may invest a portion of its assets in foreign securities, the Fund may experience changes in its net asset value on days when insurance company separate accounts that invest in the Fund do not purchase or redeem shares of the Fund because foreign securities (other than American Depositary Receipts) are valued by the Fund at the close of business in the applicable foreign country for those securities.

     All redemption requests will be processed and payment with respect thereto normally will be made within seven days after receipt by the Fund. The Fund may suspend redemption, if permitted by the 1940 Act, for any period during which NYSE is closed or during which trading is restricted by the SEC or the SEC declares that an emergency exists. Redemption may also be suspended during other periods permitted by the SEC for the protection of the Fund’s shareholders. If the Fund’s Board of Trustees determines that it would be detrimental to the best interest of the Fund’s remaining shareholders to make payment of redemption proceeds in cash, the Fund may pay redemption proceeds in whole or in part by a distribution-in-kind of readily marketable securities.

HOW ASSETS ARE VALUED

     The assets of the Fund are generally valued as follows:

•	Stocks and debt securities which mature in more than 60 days are valued on the basis of market quotations.

•	Foreign securities not traded directly, including depositary receipts, in the United States are valued at representative quoted prices in the currency in the country of origin. Foreign currency is converted into United States dollar equivalents at current exchange rates. Because foreign markets may be open at different times than the NYSE, the value of the Fund’s shares may change on days when shareholders are not able to buy or sell them. If events materially affecting the values of the Fund’s foreign investments occur between the close of foreign markets and the close of regular trading on the NYSE, these investments may be valued at their fair value, as described below.

•	Short-term debt securities in the Fund that mature in 60 days or less are valued at amortized cost, which approximates market value.

•	Other securities and assets for which market quotations are not readily available or for which valuation cannot be provided are valued at their fair value as determined in good faith by, or at the direction of, the Valuation Committee of the Board of Trustees of the Fund using its best judgment.

DIVIDENDS, DISTRIBUTIONS, AND TAXES

     The Fund is a regulated investment company (“RIC”) for federal income tax purposes. RICs are usually not taxed at the entity (Fund) level. They pass through their income and gains to their shareholders by paying dividends. The Fund will be treated as a RIC if it meets specified federal income tax rules, including types of investments, limits on investments, calculation of income, and dividend payment requirements. Although the Trust intends that it and the Fund will be operated to have no federal tax liability, if they have any federal tax liability, that could hurt the investment performance of the Fund. Also, because the Fund may invest in foreign securities or hold foreign currencies, it could be subject to foreign taxes which could reduce the investment performance of the Fund. In addition, the Fund will diversify its investments so that on the last day of each quarter of a calendar year, no more than 55% of the value of its total assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. For this purpose, securities of a single issuer are treated as one investment and each U.S. Government agency or instrumentality is treated as a separate issuer. Any security issued, guaranteed, or insured (to the extent so guaranteed or insured) by the U.S. Government or an agency or instrumentality of the U.S. Government is treated as a security issued by the U.S. Government or its agency or instrumentality, whichever is applicable.

     It is important for the Fund to maintain its RIC status because the insurance company separate accounts investing in the Fund will then be permitted to use a favorable federal income tax diversification testing rule in determining whether the Contracts indirectly funded by the Fund meet tax qualification rules for variable insurance contracts. If the Fund fails to meet the diversification requirements set forth above, owners of non-pension plan Contracts funded through the Fund could be taxed immediately on the accumulated investment earnings under their Contracts and could lose any benefit of tax deferral. The Manager, therefore, carefully monitors compliance with all of the diversification requirements.

     The Fund currently declares and pays dividends on net investment income, if any, and distributes all realized capital gains, at least annually.

FINANCIAL HIGHLIGHTS

     The financial highlights table is intended to help you understand the financial performance of the Fund’s shares for the periods indicated. The total returns in the table represent the rate that you would have earned on an investment in the Fund (assuming reinvestment of all the dividends and distributions). This information has been audited by PricewaterhouseCoopers LLP, whose report, along with the Fund’s financial statements, are included in the Fund’s annual report, which is available upon request.

	YEAR ENDED	YEAR ENDED	DECEMBER 1, 2000(4)
	DECEMBER 31, 2002	DECEMBER 31, 2001	THROUGH DECEMBER 31, 2000

PER SHARE DATA(3):
Net asset value, beginning of period	$9.44	$9.72	$10.00

Income from Investment Operations:
Net investment income	0.02	0.03	0.01
Net realized and unrealized loss on investments	(2.79)	(0.25)	(0.28)

Total loss from investment operations	(2.77)	(0.22)	(0.27)

Less Dividends and Distributions:
Net investment income	(0.02)	(0.03)	(0.01)
Net realized gains	—	(0.03)	—

Total dividends and distributions	(0.02)	(0.06)	(0.01)

Net asset value, end of period	$6.65	$9.44	$9.72

Total return	(29.30)%	(2.26)%	(2.80)	%(1)
Ratios/Supplemental Data:
Net assets, end of period	$11,359,511	$9,982,390	$105,605
Ratio of net expenses to average net assets:
Before expense reimbursement	3.67%	5.35%	290.52	%(2)
After expense reimbursement	1.00%	1.00%	1.00	%(2)
Ratio of net investment income (loss) to average net assets:
Before expense reimbursement	(2.34)%	(3.92)%	(288.51)	%(2)
After expense reimbursement	0.33%	0.43%	1.01	%(2)
Portfolio turnover rate	23%	6%	4%

(1)	Not Annualized.

(2)	Annualized.

(3)	Information presented relates to a share of capital stock outstanding for the entire period.

(4)	Commencement of operations.

ADDITIONAL INFORMATION

AYCO GROWTH FUND

     Additional information about the Fund is available in the Fund’s Statement of Additional Information (“SAI”), which is incorporated by reference into this Prospectus. The Annual Report and Semi-Annual Report are also available and include discussions of market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. The Annual Report, the Semi-Annual Report and the SAI are available free of charge upon request by contacting us:

BY TELEPHONE:	1-800-235-3412

BY MAIL:	AYCO GROWTH FUND c/o The Ayco Company, L.P. One Wall Street Albany, New York 12205

     Information about the Fund can also be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. Inquiries on the operations of the public reference room may be made by calling the SEC at 1-202-942-8090. Reports and other information about the Fund are available on the SEC’s Internet site at http://www.sec.gov and copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the SEC, Washington, D.C. 20549-0102.

Investment Company Act file number 811-10115